EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of CareTrust REIT, Inc., for the registration of $750,000,000 in common stock, preferred stock, or warrants and to the incorporation by reference therein of our report dated February 11, 2015, with respect to the consolidated and combined financial statements and schedule of CareTrust REIT, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Irvine, California
January 8, 2016